EXHIBIT (a)(5)(A)

Global Release

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Manpower Inc.
+1.414.906.6305
Michael.vanhandel@manpower.com

Manpower Inc. Announces Commencement of Exchange Offer to Acquire

COMSYS IT Partners, Inc.

MILWAUKEE, WI, USA, March 4, 2010—Manpower Inc. (NYSE: MAN), a world leader in the employment services industry, announced that Manpower, through a wholly owned subsidiary, has commenced its previously announced exchange offer for shares of COMSYS IT Partners, Inc. (Nasdaq: CITP) common stock.

A prospectus describing the exchange offer, a letter of election and transmittal to be used by stockholders to tender their COMSYS common stock in the exchange offer, and related documents, are being mailed to stockholders of COMSYS and are being filed today with the Securities and Exchange Commission (SEC). Copies of the exchange offer materials may also be obtained free of charge from Georgeson Inc., the information agent for the exchange offer, by calling toll-free at 1-866-316-3688.

The COMSYS board of directors has by unanimous vote recommended that COMSYS stockholders accept the exchange offer. Pursuant to the exchange offer, COMSYS stockholders can elect to receive for each of their COMSYS shares either $17.65 per share in cash or a fraction of a share of Manpower common stock equal to $17.65 divided by the average trading price of Manpower common stock during the ten trading days ending on and including the second trading day prior to the closing of the exchange offer, subject to a requirement that no more than 50% of the aggregate consideration in either the exchange offer or the subsequent merger will be cash or stock (subject to certain adjustments). If either form of consideration is oversubscribed, then it will be allocated pro rata to the stockholders who elect it, with the balance of their consideration being in the other form. Based on the closing price of Manpower’s common stock on March 1, 2010, the stock consideration would equal 0.333 of a share of Manpower common stock for each share of COMSYS common stock. Manpower has the right to elect not less than two business days prior to the expiration of the exchange offer to pay $17.65 in cash for all shares tendered in the exchange offer.

The exchange offer and withdrawal rights will expire at 12:00 Midnight Eastern Standard Time on the evening of April 2, 2010, but may be extended as further described in the prospectus.

The exchange offer is subject to a number of conditions as described in the prospectus. Manpower has appointed BNY Mellon Shareowner Services to act as exchange agent and Georgeson Inc. to act as information agent.

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Manpower Inc. • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpower.com

Global Release

Manpower is filing with the SEC a Schedule TO and Registration Statement on Form S-4 relating to the exchange offer. COMSYS is filing a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the exchange offer. Manpower is mailing a Prospectus and related exchange offer materials to stockholders of COMSYS, and COMSYS is mailing a Schedule 14D-9 to its stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT MANPOWER, COMSYS AND THE TRANSACTION. Documents filed by Manpower with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Manpower’s website at www.manpower.com. Documents filed by COMSYS with the SEC may be obtained without charge at the SEC’s website and at COMSYS’s website at www.comsys.com. Copies of the exchange offer materials may also be obtained free of charge from Georgeson Inc., the information agent for the exchange offer, by calling toll-free at 1-866-316-3688.

About COMSYS

COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading IT services company with 52 offices across the U.S. and offices in Puerto Rico, Canada and the U.K. COMSYS service offerings include contingent and direct hire placement of IT professionals and a wide range of technical services and solutions addressing requirements across the enterprise. TAPFIN Process Solutions delivers critical management solutions across the resource spectrum from contingent workers to outsourced services.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable clients to win in the changing world of work. With more than 60 years of experience, the company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of nearly 4,000 offices in 82 countries and territories enables the company to meet the needs of 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across the total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including statements regarding timing, completion and results of the proposed transaction, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause actual results to differ materially from those contained in the forward-looking statements include, among others, the risk that the exchange offer and the merger will not close; the risk that Manpower’s business and/or COMSYS’s business will be adversely impacted during the pendency of the exchange

Manpower Inc. • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpower.com

Global Release

offer and the merger; the risk that the operations of the two companies will not be integrated successfully; the risk that Manpower’s expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated; the risk that demand for and acceptance of Manpower’s or COMSYS’s products or services may be reduced; the impact of economic conditions; the impact of competition and pricing; and other factors found in the Manpower’s and COMSYS’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in Manpower’s Annual Report on Form 10-K for the year ended December 31, 2009 and COMSYS’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010, which information is incorporated herein by reference.

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Manpower Inc. • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpower.com